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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Equity Residential

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NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

     You are cordially invited to attend Equity Residential’s 2005 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, May 26, 2005, at 1:00 p.m., at One North Franklin Street, Third Floor, Chicago, Illinois, at which time shareholders of record at the close of business on March 31, 2005, will be asked to:

     (1) elect all trustees to a one-year term;

     (2) ratify our selection of Ernst & Young LLP as our independent auditors for 2005; and

     (3) consider any other business properly brought before the meeting.

     Your vote is very important. Whether or not you attend the meeting in person, I urge you to promptly vote your proxy as soon as possible by the Internet, by telephone or by mail using the enclosed postage-paid reply envelope. If you decide to attend the meeting and vote in person, you will, of course, have that opportunity.

     Thank you for your continued support of Equity Residential.

Sincerely,
Bruce C. Strohm Executive Vice President, General Counsel and Secretary

Two North Riverside Plaza
Chicago, Illinois
April 12, 2005

EQUITY RESIDENTIAL
Two North Riverside Plaza
Chicago, Illinois 60606

PROXY STATEMENT

     This Proxy Statement contains information related to the Annual Meeting of Equity Residential (“Equity Residential” or the “Company”), which will be held on Thursday, May 26, 2005, at 1:00 p.m., at One North Franklin Street, Third Floor, Chicago, Illinois.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

     At the Annual Meeting, shareholders will vote on the following proposals: Proposal 1 – the election of all trustees to a one-year term; and Proposal 2 – ratification of the Company’s selection of Ernst & Young LLP (“Ernst & Young”) as its independent auditors for the fiscal year ending December 31, 2005. We sent you these proxy materials because our Board of Trustees (the “Board”) is requesting that you allow your common shares to be represented at the meeting by the proxies named in the enclosed proxy card (or, if you receive this document electronically, the accompanying proxy instructions). This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares. On April 12, 2005, we began mailing these proxy materials to all shareholders of record at the close of business on March 31, 2005. Equity Residential has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay $7,000 plus expenses for these services.

Who Is Entitled to Vote?

     You will be entitled to vote your shares on any of the proposals if you held your shares as of the close of business on March 31, 2005 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on the proposals. As of the record date, a total of 286,615,825 common shares were outstanding and entitled to vote.

What Is Required to Hold the Meeting?

     The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions (in writing, by phone or by Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

How Do I Vote?

     Your vote is important. Shareholders can vote in person at the Annual Meeting or by proxy. Most shareholders have a choice of voting by Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you vote by Internet or telephone, you do NOT need to return your proxy card.

     If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for trustee and whether your shares should be voted for or against the other proposal.

What Are the Board’s Recommendations?

     If no instructions are indicated on your valid proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board. The Board recommends a vote:

•	FOR the election of each of the nominees for trustee; and

•	FOR the ratification of the selection of the Company’s independent auditors.

     With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Can I Revoke or Change My Proxy?

     Yes, you may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

How Can I Manage the Number of Annual Reports I Receive?

     Our 2004 Annual Report and financial statements have been mailed to shareholders with this Proxy Statement. If you share an address with any of our other shareholders, your household might receive only one copy of these documents. To request individual copies for each shareholder in your household, please contact Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll-free number: 1-888-879-6356). To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a shareholder of record, please call our transfer agent, EquiServe, toll-free at 1-800-733-5001.

GOVERNANCE OF THE COMPANY

Board of Trustees

     Our business and affairs are managed under the direction of the Board of Trustees, which presently consists of eleven members. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and the independent auditors. The Board and each of the key committees – Audit, Compensation, Nominating and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s Guidelines on Governance require that a majority of the trustees be independent within the meaning of New York Stock Exchange (“NYSE”) standards.

Statement on Corporate Governance

     The Company is dedicated to establishing and maintaining the highest standards of corporate governance. The Board has implemented many corporate governance measures over the past several years designed to serve the long-term interests of our shareholders and further align the interests of trustees and management with those of our shareholders. The major changes approved by the Board and enacted by the Company include:

•	expensing options as of January 1, 2003

•	prohibiting the repricing of options under our Share Incentive Plans

•	declassifying the Board to provide for annual election of all trustees

•	increasing the overall independence of the Board and its Committees

•	increasing the diversity of the Board

•	scheduling executive sessions of the non-management trustees on a regular basis

•	appointing a Lead Trustee

•	conducting annual evaluations of the Board, its Committees and individual trustees

•	establishing share ownership guidelines for senior officers of the Company

•	increasing the share ownership guideline for trustees

•	requesting trustees to visit five properties per year

•	prohibiting the provision of personal tax services to the Company’s executive officers by the Company’s independent auditors

•	limiting members of its Audit Committee to service on not more than two other public company audit committees

•	adopting a Pre-Approval Policy for Audit and Non-Audit Services

•	limiting the CEO’s service to not more than two other public company boards

•	revising the Company’s Guidelines on Governance

•	revising the existing Audit Committee Charter

•	adopting formal charters for the Compensation, Nominating and Corporate Governance Committees

•	amending the Company’s Declaration of Trust to remove a potential anti-takeover defense (the Declaration now requires, rather than permits, the Board to grant a waiver with respect to the restrictions on share ownership in excess of the ownership limit if the Company’s REIT status is not jeopardized)

     Lead Trustee. The Company’s Lead Trustee is Sheli Z. Rosenberg who, as an independent trustee, acts in a lead capacity to coordinate the other independent trustees, consults with the CEO on Board agendas, chairs the executive sessions of the non-management trustees and performs such other functions as the Board may direct. Ms. Rosenberg has been a trustee of the Company since our initial public offering in 1993 and brings to her role as Lead Trustee over thirty-five years of experience as an attorney and board member of public companies in an array of businesses.

      Executive Sessions. Pursuant to the Company’s revised Guidelines on Governance, the non-management trustees meet in separate executive sessions at least three times a year and as otherwise determined by the Lead Trustee. The Lead Trustee may invite the Chairman or others, as she deems appropriate, to attend a portion of these sessions. The non-management trustees held four executive sessions in 2004.

     Code of Ethics and Business Conduct. The Board has adopted a Code of Ethics and Business Conduct that applies to all trustees, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The purpose of the Code of Ethics and Business Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and trustees. If the Board amends any provisions of the Code of Ethics and Business Conduct that apply to the Company’s chief executive officer or senior financial officers or grants a waiver in favor of any such persons, the Company will promptly publish the text of the amendment or the specifics of the waiver on its website.

     As all shareholders are aware, there has been a dramatic and continuing evolution of ideas about sound corporate governance. We intend to continue to act promptly to incorporate not only the actual requirements of rules adopted but additional voluntary measures we deem appropriate. Charters for the Audit, Compensation, Nominating and Corporate Governance Committees and the Company’s Guidelines on Governance and Code of Ethics and Business Conduct may be viewed on the Company’s website at www.equityresidential.com under the Investor Relations section. In addition, the Company will mail copies of the Committee Charters, the Guidelines on Governance and the Code of Ethics and Business Conduct to shareholders upon their written request to the Secretary.

     Succession Planning. In the event the Chairman of the Board and/or CEO are unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim successor to the Chairman, (ii) the Chairman shall automatically be appointed to serve as the interim successor to the CEO and (iii) the Chair of the Compensation Committee of the Board will immediately call a meeting of the Committee to recommend to the full Board the selection of a permanent replacement for either or both positions, as necessary. The Company has also added succession planning throughout the organization.

Meetings and Committees of the Board of Trustees

     Meetings. During 2004, the Board held eight meetings, with average attendance of 91%. None of the trustees attended fewer than 75% of the meetings of the Board. The Board has standing Executive, Audit, Compensation, Nominating and Corporate Governance Committees, which are described below. As the Company has not historically scheduled a quarterly in-person Board meeting on the date of the Annual Meeting of Shareholders, it has not previously had a policy of requiring Board attendance at the annual meeting. One Board member attended the 2004 Annual Meeting of Shareholders. The Company has scheduled an in-person Board meeting on the same day as the 2005 Annual Meeting of Shareholders and plans to schedule an in-person Board meeting to coincide with its annual meetings in future years to facilitate the trustees’ attendance.

     Executive Committee. The members of the Executive Committee during 2004 and as of the date hereof are Samuel Zell (Chair), Bruce W. Duncan, Stephen O. Evans and Boone A. Knox. The Executive Committee has the authority within certain parameters to approve proposals to acquire, develop, dispose of and finance investments for the Company. The Executive Committee held four meetings in 2004, with average attendance of 80%.

     Audit Committee. The current members of the Audit Committee are Charles L. Atwood (Chair), B. Joseph White, John W. Alexander, Boone A. Knox, James D. Harper, Jr. and Desiree G. Rogers. The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of NYSE listing standards. In addition, the Board has determined that Mr. Atwood qualifies as an “audit committee financial expert” as defined by SEC rules. During 2004, the Audit Committee was comprised of Mr. White (Chair), Mr. Alexander, Mr. Atwood, Mr. Knox and Mr. Harper. The Audit Committee’s responsibilities include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications, performance and independence, and the performance of the Company’s internal audit function. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditors, who report directly to the Committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services they may provide to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and approves all related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditors and the Company’s primary internal audit executive. During 2004, no member of the Audit Committee served on more than two other public company audit committees. The Audit Committee held nine meetings in 2004, with average attendance of 93%.

     Compensation Committee. The current members of the Compensation Committee are John W. Alexander (Chair), Sheli Z. Rosenberg, James D. Harper, Jr. and Boone A. Knox. During 2004, the Compensation Committee was comprised of Mr. Alexander (Chair), Ms. Rosenberg and Mr. Harper. The Compensation Committee is comprised entirely of independent trustees. The Compensation Committee’s responsibilities include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation, evaluating the performance of the other executive officers before approving their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies respecting such matters for employees of the Company and overseeing the Company’s executive succession and management development plans. The Compensation Committee held four meetings in 2004, with attendance of 100%.

      Corporate Governance Committee. The members of the Corporate Governance Committee during 2004 and as of the date hereof are Stephen O. Evans (Chair), Desiree G. Rogers and B. Joseph White. The Corporate Governance Committee is comprised entirely of independent trustees. The Corporate Governance Committee’s duties include making recommendations concerning the organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and making recommendations to the

Board regarding the Company’s governance policies and practices, including its Guidelines on Governance and Code of Ethics and Business Conduct. The Corporate Governance Committee held two meetings in 2004, with attendance of 100%.

     Nominating Committee. The members of the Nominating Committee during 2004 and as of the date hereof are Sheli Z. Rosenberg (Chair), John W. Alexander and Charles L. Atwood. The Nominating Committee is comprised entirely of independent trustees. The Nominating Committee’s duties include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size and composition of the Board. The Nominating Committee identifies individuals qualified to become Board members and will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Secretary. The Nominating Committee held three meetings in 2004, with average attendance of 89%.

Trustee Nomination Procedures

     Trustee Qualifications. The Company’s Guidelines on Governance set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within NYSE listing standards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. In addition, trustees must be committed to devoting the time and effort necessary to be responsible and productive members of the Board. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

     Identifying and Evaluating Nominees. The Nominating Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Nominating Committee may consider those factors it deems appropriate in evaluating trustee candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee. In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in the Guidelines on Governance, does not have any specific minimum qualifications that must be met by a nominee. The Nominating Committee considers candidates for the Board from any reasonable source, including current Board members, shareholders, professional search firms or other persons. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

     Shareholder Nominees. The Company’s Bylaws permit shareholders to nominate trustees for consideration at an annual meeting of shareholders. You can obtain a copy of the full text of the Bylaw provision by writing to the Secretary of Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606. The Nominating Committee will also consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances. Such nominations may be made by a shareholder entitled to vote who delivers written notice along with the additional information and materials required by the Bylaws to the Secretary of the Company not later than the close of business on the 120th day, and not earlier than the close of business on the 150th day, prior to the first anniversary of the mailing date of the notice of the preceding year’s annual meeting. For the Company’s annual meeting in 2006, the Secretary must receive this notice after the close of business on November 12, 2005, and prior to the close of business on December 12, 2005.

     Any shareholder nominations proposed for consideration by the Nominating Committee should include the nominee’s name and sufficient biographical information to demonstrate that the nominee meets the qualification requirements for Board service as set forth under “Trustee Qualifications.” The nominee’s written consent to the nomination should also be included with the nomination submission, which should be addressed to: Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, IL 60606, Attn: General Counsel and Secretary.

Compensation of Trustees

     To link trustee compensation to performance and to more effectively align the Board’s interests with the interests of the shareholders, the Board believes that over 50% of the trustees’ base annual fee (excluding committee or other Board service fees) should be payable in some form of Company equity. Each of the Company’s Trustees, excluding the Company’s Chairman, Mr. Zell, and the employee trustees, Mr. Duncan and Mr. Spector, is entitled to receive an annual cash fee of $45,000 and an annual long-term incentive grant of $50,000 of options and restricted shares for serving on the Board. In addition, trustees who serve on the Audit, Compensation, Nominating, Corporate Governance or Executive Committee receive an additional $4,000 per year for each committee on which they serve. The chair of the Audit Committee receives an additional $11,000 per year and the chairs of the Compensation, Nominating and Corporate Governance Committees each receive an additional $6,000 per year. Mr. Zell does not receive a fee for acting as Chair of the Executive Committee. The Lead Trustee receives an additional annual fee of $10,000 for such service. The Company also reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company. Mr. Zell receives restricted shares and options for his services as Chairman as described in “Employment Contracts and Change of Control Agreements” below.

     The annual long-term incentive grant of $50,000 is allocated between options and restricted shares in the same ratio and utilizing the same valuation criteria as approved by the Board for the annual long-term incentive grants to the Company’s executive officers. The 2004 and 2005 grants were allocated 25% to options and 75% to restricted shares. The options granted vest in approximately equal installments of six months, one year and two years from the date of grant. The restricted shares vest in full on the third anniversary of the grant date. Distributions are paid on these restricted shares at the same rate as on unrestricted common shares. Trustees who are first appointed or elected to the Board after the beginning of a fiscal year receive prorated cash fees and long-term incentive grants for their first year of service.

     For trustees retiring from the Board or completing a scheduled term on the Board without re-nomination, vesting of all outstanding options and restricted shares granted as compensation for serving as a trustee is accelerated, and options may be exercised through the expiration of the exercise period (i.e., ten years from the grant date). Options and restricted share awards issued to Mr. Zell as Chairman are subject to the same vesting restriction upon retirement as other employees of the Company.

     The Company has an optional deferred compensation plan in which trustees may participate. The trustees may defer receipt of any percentage of their annual cash compensation, which amount is then deposited in a Supplemental Executive Retirement Savings Plan (the “SERP”) on a tax-deferred basis. These deferred funds (as well as any cash trustee fees that are not deferred) may be used to purchase Company common shares under the Company’s Employee Share Purchase Plan (the “ESPP”) at the applicable discounted purchase price under the plan not to exceed $100,000 per year. Each trustee is immediately 100% vested in his or her acquired ESPP shares held in the SERP and is allowed to begin withdrawals over a one to ten year period following termination of his or her trusteeship. The majority of the trustees participate in the SERP and defer the taxation of all cash trustee fees. The trustees may also elect to defer receipt of their restricted shares to the SERP prior to the vesting of the shares. Non-employee trustees do not participate in the Company’s profit sharing plan or receive any matching contributions on any fees or restricted shares.

Share Ownership Guidelines for Trustees

     Since a significant ownership stake leads to a stronger alignment of interests between the Board and shareholders, all trustees are expected to own, within three years of joining the Board, at least $250,000 in Company shares or limited partnership interests (“OP Units”) in ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner. OP units are exchangeable on a one-for-one basis into the Company’s common shares. We recognize, of course, many trustees will have much larger ownership stakes in the Company, and view this as desirable.

Biographical Information

     Set forth below are biographies of each of the executive officers as of April 1, 2005. Biographies of the trustees are set forth below in Proposal 1.

Executive Officers

     Bruce W. Duncan, Chief Executive Officer, President and a Trustee of the Company. See biographical information in Proposal 1. In March 2005, Mr. Duncan announced his retirement as Chief Executive Officer, President and Trustee effective as of January 2, 2006.

     Gerald A. Spector, Chief Operating Officer, Executive Vice President and a Trustee of the Company. See biographical information in Proposal 1.

     David J. Neithercut, 49, has been Executive Vice President – Corporate Strategy of the Company since January 2004. Mr. Neithercut was Executive Vice President and Chief Financial Officer from February 1995 to August 2004. The Board of Trustees has named Mr. Neithercut as Mr. Duncan’s successor upon Mr. Duncan’s retirement on January 2, 2006.

     Donna Brandin, 48, has been Executive Vice President and Chief Financial Officer of the Company since August 2004. Ms. Brandin had been Senior Vice President and Treasurer of Cardinal Health from June 2000 until August 2004 where she was responsible for managing the company’s worldwide treasury functions, cash management, credit exposure, taxes and risk management. Ms. Brandin served as the Assistant Treasurer at Campbell Soup Company from November 1998 to June 2000.

     Alan W. George, 47, has been Executive Vice President – Chief Investment Officer of the Company since January 2002. Mr. George was Executive Vice President-Acquisitions/Dispositions from February 1997 to January 2002.

     Gregory H. Smith, 54, has been Executive Vice President – Portfolio Management of the Company since January 2004. Mr. Smith was President – Central Division of the Company from April 1999 to December 2003.

     Bruce C. Strohm, 50, has been Executive Vice President and General Counsel of the Company since March 1995 and Secretary of the Company since November 1995.

     Mark N. Tennison, 44, has been Executive Vice President – Development of the Company since March 2004. Mr. Tennison served as Senior Vice President and Chief Operating Officer of Pritzker Residential, a private multi-family investment and operating company, from October 1997 through March 2003.

     Frederick C. Tuomi, 50, has been President – Property Management of the Company since March 2005. Mr. Tuomi has been Executive Vice President of the Company since January 1994 and served as President – Western Division from April 1999 to March 2005.

PROPOSAL 1

ELECTION OF TRUSTEES

Independence of Trustees

     Pursuant to the Company’s Governance Guidelines, which require that a majority of our trustees be independent within the meaning of NYSE corporate governance standards, the Board undertook a review of the independence of trustees nominated for election at the upcoming annual meeting. During this review, the Board considered transactions and relationships, if any, during the prior year between each trustee or any member of his or her immediate family and the Company, including those reported under “Certain Relationships and Related Transactions” below. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the trustee is independent.

     As a result of this review, the Board affirmatively determined that all the trustees nominated for election at the Annual Meeting are independent of the Company and its management with the exception of its Chairman, Mr. Zell, and its two employee trustees, Mr. Duncan and Mr. Spector.

General Information about the Nominees

     Our Declaration of Trust currently provides for the annual election of all trustees. All the nominees are presently trustees and each has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information

     Set forth below are biographies as of April 1, 2005, of each of the trustee nominees.

     John W. Alexander, 58, has been a Trustee of the Company since May 1993 and is the President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies. He is also a partner of Meringoff Equities, a real estate investment and development company.

     Charles L. Atwood, 56, has been a Trustee of the Company since July 2003. Mr. Atwood is Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc. (“Harrah’s”). Mr. Atwood has been with Harrah’s and its predecessor companies since 1979. He received an M.B.A. in finance from Tulane University and is a member of the American Institute of Certified Public Accountants.

     Bruce W. Duncan, 53, has been President and a Trustee of the Company since March 2002 and Chief Executive Officer since January 2003. In March 2005, Mr. Duncan announced that he will retire from the Company as President, CEO and Trustee on January 2, 2006. He was a private investor from April 2000 until joining the Company. Mr. Duncan served as Chairman, President and Chief Executive Officer of The Cadillac Fairview Corporation Limited, a real estate operating company, from December 1995 until its sale in March 2000. Mr. Duncan was a director of The Rouse Company from February 2004 until November 2004. Mr. Duncan is a director of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) and a trustee of Starwood Hotels & Resorts, a real estate investment trust and a subsidiary of Starwood. In addition, Mr. Duncan is on the Executive Committee of the National Multi-Housing Council and the Executive Committee of NAREIT’s Board of Governors, a member of the Urban Land Institute, and a past trustee of the International Council of Shopping Centers.

     Stephen O. Evans, 59, has been a Trustee of the Company since December 23, 1997, the date of the merger of Evans Withycombe Residential, Inc. (“Evans”), founded by Mr. Evans, into the Company (the “Evans Merger”). Mr. Evans is President of Evans Realty Associates, a real estate investment company and serves as a director of Biltmore Bank of Arizona. Mr. Evans also served as an Executive Vice President of Equity Residential from December 1997 to December 1999 and as the Chairman of the Board and Chief Executive Officer of Evans from its formation in May 1994 until the Evans Merger.

     James D. Harper, Jr., 71, has been a Trustee of the Company since May 1993. Mr. Harper is the President of JDH Realty Co., a real estate development and investment company, and is the principal partner in AH Development, S.E., a special limited partnership formed to develop over 400 acres of land in Puerto Rico. He is a trustee of Equity Office Properties Trust (“EOP”).

     Boone A. Knox, 68, has been a Trustee of the Company since October 19, 1998, the date of the merger of Merry Land & Investment Company, Inc. (“Merry Land”) into the Company (the “Merry Land Merger”). Mr. Knox had been a director of Merry Land Properties, Inc. from its formation as part of the Merry Land Merger through February 2001. Mr. Knox had been Chairman of the Board of Directors of Merry Land from December 1996 until the Merry Land Merger. Mr. Knox has served as Chairman of the Board of Directors of Regions Bank, Central Georgia since January 1997, and is a director of Cousins Properties, Incorporated.

     Desiree G. Rogers, 45, has been a Trustee of the Company since October 2003. Ms. Rogers joined Peoples Energy Corporation (“Peoples Energy’) in 1997 and currently serves as President of Peoples Gas and North Shore Gas, which are regulated utility subsidiaries of Peoples Energy.

     Sheli Z. Rosenberg, 63, has been a Trustee of the Company since March 1993, and Lead Trustee since December 2002. Ms. Rosenberg is the co-founder and President of Northwestern University’s Center for Executive Women at the Kellogg School of Management. She was Vice Chairman of Equity Group Investments, L.L.C. (“EGI”), a private investment company, from January 2000 to March 2003, at which time she retired. Ms. Rosenberg is a trustee of EOP and is a director of Equity LifeStyle Properties, Inc. (“ELS”), Ventas, Inc., CVS Corporation and Cendant Corporation.

     Gerald A. Spector, 58, has been a Trustee and Executive Vice President of the Company since March 1993 and Chief Operating Officer of the Company since February 1995.

      B. Joseph White, 57, has been a Trustee of the Company since May 1993. Mr. White has been President of the University of Illinois since February 2005. Mr. White was a professor at the University of Michigan Business School from 1987 through 2004, served as the Dean of the Business School from 1991 to 2001 and served as Interim President of the University of Michigan in 2002. In February 2003, Mr. White took a leave of absence from his faculty appointment at the University of Michigan Business School to serve as Managing Director of Fred Alger Management Company, a New York investment firm until September 2003. Mr. White is a director of Kelly Services, Inc. and Kaydon Corporation.

     Samuel Zell, 63, has been Chairman of the Board of the Company since March 1993. Mr. Zell has also been Chairman of EGI since January 1999. Mr. Zell is Chairman of the Board of EOP, ELS, Capital Trust, Inc., Anixter International Inc. and Rewards Network Inc.

Vote Required

     A plurality of the votes cast in person or by proxy at the meeting is required for the election of trustees. This means that the eleven nominees, who receive the most votes will be elected. An abstention will have no effect on the outcome of the election of trustees. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your common shares to approve the election of any substitute nominee proposed by the Board.

Board Recommendation

     The Board recommends that you vote “FOR” each of the eleven nominees for a one-year term.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as the Company’s independent auditors for the fiscal year ending December 31, 2005. Although shareholder action on this matter is not required, the Board believes it is good corporate practice to seek shareholder ratification of its selection. The Audit Committee has pre- approved Ernst & Young’s review of its 2005 quarterly financial statements and SEC filings and intends to engage Ernst & Young to audit its 2005 annual financial statements. If the selection of Ernst & Young is not ratified, the Audit Committee anticipates that it will nevertheless engage Ernst & Young as auditors for the 2005 calendar year, but will consider whether it should select other auditors for the 2006 calendar year.

     Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

     Fees billed to the Company by Ernst & Young for the years ended December 31, 2004 and 2003 were as follows:

	2004	2003
Audit fees(1)	$1,329,050	$827,800
Audit-related fees(2)	374,800	269,600
Tax compliance/preparation fees(3)	563,000	563,900
Tax consulting fees(4)	130,165	93,141
All other fees(5)	0	14,750

Total fees	$2,397,015	$1,769,191

(1)	Audit fees are incurred for the review and audit of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting included in their respective Annual Reports on Form 10-K, the review of the Company’s and the Operating Partnership’s interim financial statements included in their respective Quarterly Reports on Form 10-Q, and for comfort and consent letters related to SEC registration statements and public offerings of registered securities. Audit fees in 2004 include $520,000 related to the Company’s and the Operating Partnership’s first annual Sarbanes-Oxley audits of internal control over financial reporting.

(2)	Fees for audit-related services include consultations regarding the Company’s internal control documentation and testing, lender required partnership audits and legally required employee benefit plan audits.

(3)	Tax compliance and preparation fees are incurred for the preparation of tax returns for the Company, the Operating Partnership and numerous subsidiaries, claims for refunds and tax payment compliance.

(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, financings and taxable REIT subsidiaries.

(5)	All other fees relate to real estate tax appeal consulting services.

Pre-Approval Policy

     The Company’s Audit Committee, pursuant to its exclusive authority, has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditors, and the incurrence of all of the fees described above, for 2004 and 2003 and has selected Ernst & Young as independent auditor for 2005, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2005. The Pre-Approval Policy details with specificity the services that are authorized within each of the above-described categories of services and provide for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2005 will require the further advance review and approval of the Audit Committee. The Audit Committee has delegated the authority to grant any such additional required approval to its Chairman between meetings of the Committee, provided that the Chairman reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee.

Vote Required

     The affirmative vote of holders of a plurality of the votes cast is necessary to ratify the selection of Ernst & Young. An abstention will have no effect on the outcome of the vote.

Board Recommendation

     The Board recommends that you vote “FOR” the Ratification of the Selection of Ernst & Young as the Company’s Independent Auditors for 2005.

COMMON SHARE AND OP UNIT OWNERSHIP OF
TRUSTEES AND EXECUTIVE OFFICERS

     The following table sets forth information, as of March 1, 2005, concerning the beneficial ownership of the Company’s common shares and OP units by each trustee, its five most highly compensated executive officers at year end, and the trustees and all executive officers as a group.

	Number of Common Shares/OP Units(1)		Options Exercisable Within 60 Days	Percentage of All Common Shares(1)	Percentage of All Common Shares and OP Units(1)
Named Executive Officers
Bruce W. Duncan	254,708	(2)	252,395	*	*
Gerald A. Spector	818,823	(3)	839,470	*	*
David J. Neithercut	241,668	(4)	635,738	*	*
Alan W. George	170,071		249,578	*	*
Frederick C. Tuomi	165,140		303,979	*	*
Trustees
Samuel Zell	6,884,164	(5)	2,595,663	3.23%	3.06%
Bruce W. Duncan (see above)	—		—	—	—
John W. Alexander	68,503		81,447	*	*
Charles L. Atwood	10,033		7,306	*	*
Stephen O. Evans	1,300,573	(6)	27,944	*	*
James D. Harper, Jr.	38,274		74,612	*	*
Boone A. Knox	3,392,629	(7)	44,609	1.20%	1.12%
Desiree G. Rogers	4,545		6,157	*	*
Sheli Z. Rosenberg	295,270	(8)	332,093	*	*
Gerald A. Spector (see above)	—		—	—	—
B. Joseph White	34,723		70,609	*	*
Trustees and Executive Officers as a Group (18 persons)	14,067,832		5,943,520	6.71%	6.39%

* Less than 1%.

(1)	On March 1, 2005, a total of 286,309,759 common shares, including both vested and unvested restricted share awards, and 20,909,471 limited partners’ OP units were outstanding. OP Units are exchangeable on a one-for-one basis into the Company’s common shares. Except as otherwise noted, each person has sole voting and investment power over the shares listed.

(2)	Includes 44,794 OP Units.

(3)	Includes 215,897 common shares beneficially owned by Mr. Spector’s spouse, and 6,697 common shares beneficially owned by Mr. Spector as custodian for his minor children, as to all of which Mr. Spector disclaims beneficial ownership.

(4)	Includes 2,874 common shares beneficially owned by a partnership, of which Mr. Neithercut is general partner.

(5)	Includes 4,863,502 OP Units; 600 common shares beneficially owned by Mr. Zell’s spouse; 60,000 common shares beneficially owned by a family foundation of which Mr. Zell is a director; and 1,210,706 common shares and 4,462,828 OP Units in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power. Mr. Zell disclaims beneficial ownership of such 1,210,706 common shares and 4,462,828 OP Units, which are held by trusts for the benefit of Mr. Zell and his family, except to the extent of his pecuniary interest therein.

(6)	Includes 100,000 common shares and 35,554 OP Units beneficially owned by certain entities managed or controlled by Mr. Evans and 1,133,224 OP Units beneficially owned by limited partnerships (collectively, the “EW LPs”), of which Mr. Evans serves as a general partner and has a 50% ownership interest. Mr. Evans disclaims beneficial ownership of the other 50% interest in such common shares and OP Units owned by the EW LPs, which are beneficially owned by other persons.

(7)	Includes 2,690,564 common shares beneficially owned by certain entities managed or controlled by Mr. Knox. Mr. Knox disclaims beneficial ownership of such common shares, except to the extent of his pecuniary interest in 566,124 common shares. Also includes 6,228 common shares beneficially owned by Mr. Knox’s spouse and 848 common shares beneficially owned by Mr. Knox, not individually, but as custodian for his niece and nephew, as to all of which Mr. Knox disclaims beneficial ownership. Also includes 359,678 common shares beneficially owned by a foundation, of which Mr. Knox is the trustee. Mr. Knox disclaims beneficial ownership of the common shares owned by such foundation. Also includes 144,298 common shares, over which Mr. Knox has investment authority, beneficially owned by his sister-in-law. Mr. Knox disclaims beneficial ownership of these common shares.

(8)	Includes 59,342 common shares beneficially owned by Ms. Rosenberg’s spouse, as to which Ms. Rosenberg disclaims beneficial ownership, and 3,056 OP Units.

SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

     This table sets forth information with respect to persons who are known to own more than 5% of the Company’s 285,076,915 outstanding common shares as of December 31, 2004.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares
Dodge & Cox(1) 555 California Street, 40th Floor San Francisco, CA 94104	21,110,901	7.5%
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	17,719,009	6.3%
Deutsche Bank AG(3) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	14,469,925	5.1%

(1)	Dodge & Cox’s Schedule 13G filed on February 10, 2005, states that as of December 31, 2004, it has sole power to vote 19,689,650 common shares, has shared power to vote 335,200 common shares and has the sole power to dispose of 21,110,901 common shares.

(2)	FMR Corp.’s Schedule 13G filed on February 14, 2005, states that as of December 31, 2004, it has sole power to vote 1,153,815 common shares and has the sole power to dispose of 17,719,009 common shares. Of these shares, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is reported as the beneficial owner of 16,502,944 common shares (or 5.836%) as a result of its acting as an investment advisor to various Fidelity funds, and Edward C. Johnson 3d, FMR Corp.’s Chairman, and FMR Corp., through its control of Fidelity Management & Research Company, each is reported as having sole power to dispose of the 16,502,944 shares owned by the Fidelity funds, but no power to vote the shares. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,132,865 common shares (or 0.401%) as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole power to dispose of 1,132,865 of these shares and sole power to vote 1,066,865 of such shares. Mr. Johnson 3d owns 12% of the outstanding voting stock of FMR Corp. and Abigail P. Johnson, a director, owns 24.5% of the outstanding voting stock of FMR Corp.

(3)	Deutsche Bank’s Schedule 13G filed on February 7, 2005, states that as of December 31, 2004, it has sole power to dispose of 14,469,925 common shares on behalf of the Private Clients and Asset Management business group of Deutsche Bank AG and its subsidiaries and affiliates. Of these shares, RREEF America, L.L.C. is the reported beneficial owner of 14,017,125 shares; Deutsche Asset Management Investment is the reported beneficial owner of 17,900 shares and Deutsche Investment Management Americas is the reported beneficial owner of 434,900 shares.

EXECUTIVE COMPENSATION

     The following tables show, for each of the last three years, the compensation paid to or earned by Bruce W. Duncan, the Chief Executive Officer and President, and the other four most highly compensated executive officers of the Company. The Company in prior years has disclosed grants of restricted shares and options in the year in which they were granted. As restricted shares and options are typically granted in February for services performed during the prior year, the Company is changing its practice by reporting the grants for the year in which the services were performed. We believe that this practice provides a clearer view of annual executive compensation.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary(1)		Cash Bonus(1)		Restricted Share Awards(3)	Number of Options Granted(4)	Long-Term Incentive Payouts(5)	All Other Compensation(6)
Bruce W. Duncan	2004	$750,000		$800,000	(2)	$2,617,469	330,504	$0	$4,000
Chief Executive Officer &	2003	750,000		760,000	(2)	1,921,871	283,464	0	0
President	2002	388,309	(2)	550,000	(2)	839,416	168,820	0	0
Gerald A. Spector	2004	$550,000		$450,000		$1,492,498	188,447	$0	$4,000
Executive Vice President &	2003	550,000		500,000		1,382,472	203,906	738,580	8,000
Chief Operating Officer	2002	550,000		200,000		2,043,580	228,947	1,022,040	10,200
David J. Neithercut	2004	$450,000		$600,000		$1,102,485	139,210	$0	$4,000
Executive Vice President –	2003	350,000		400,000		787,498	116,151	209,839	8,000
Corporate Strategy	2002	350,000		300,000		785,472	100,987	428,400	20,200
Alan W. George	2004	$350,000		$275,000		$611,221	77,188	$0	$4,000
Executive Vice President	2003	350,000		275,000		560,605	82,696	207,726	8,000
& Chief Investment Officer	2002	350,000		250,000		616,458	71,711	367,200	20,200
Frederick C. Tuomi	2004	$350,000		$300,000		$524,993	66,290	$0	$4,000
Executive Vice President &	2003	350,000		275,000		442,494	65,268	138,508	8,000
President – Property Management	2002	350,000		250,000		532,264	69,079	367,200	20,200

(1)	Includes any compensation deferred under the Company’s deferred compensation plan. Cash bonuses are reported in the year for which the services were performed, even though typically paid in January or February of the following year. Accordingly, the cash bonuses that are listed for 2004, 2003 and 2002 consist of bonuses paid in early 2005, 2004 and 2003, respectively.

(2)	Mr. Duncan’s 2002 salary of $388,309 represents time worked from April 8, 2002, his first day of employment, through December 31, 2002. His annualized base salary for 2002 was $550,000. Mr. Duncan voluntarily reduced his 2002 bonus from $750,000 to $550,000, with $100,000 of the reduction used to fund employee recognition cash grants. Mr. Duncan also voluntary reduced his 2003 bonus by $100,000 and his 2004 bonus by $70,000 to fund employee recognition cash grants.

(3)	The dollar amount shown equals the number of restricted shares (i.e., shares still subject to vesting) granted for services performed during the listed years, multiplied by the fair market value of the common shares on the grant date. Restricted shares are typically granted in January or February for services performed during the prior year. Accordingly, the restricted shares that are listed for 2004, 2003 and 2002 consist of restricted shares granted in early 2005, 2004 and 2003, respectively. These shares vest upon completion of three years of continuous employment following the grant date, with the exception of certain restricted shares listed for 2002, which were issued in connection with the valuation of the 2000 performance share grants, which vest in equal installments over two years . The valuations do not take into account the diminution in value attributable to the restrictions applicable to the common shares. Distributions are paid on restricted shares at the same rate as on unrestricted common shares.

The total number of restricted shares awarded to each named executive officer for services performed during 2004, 2003 and 2002 and the total number and value ($36.18 per share) of the restricted share holdings of each named executive officer at December 31, 2004 were as follows:

	Number of Restricted Shares Granted for:			Restricted Shares	Value at
Names	2004	2003	2002	at Dec. 31, 2004	Dec. 31, 2004
Bruce W. Duncan	82,414	65,705	35,644	110,421	$3,995,032
Gerald A. Spector	46,993	47,264	85,462	198,783	7,191,969
David J. Neithercut	34,713	26,923	32,980	71,627	2,591,465
Alan W. George	19,245	19,166	25,807	53,984	1,953,141
Frederick C. Tuomi	16,530	15,128	22,355	45,603	1,649,917

(4)	Shares underlying options are reported for the year in which the services were performed, even though the options are typically granted in January or February for services performed during the prior year. Accordingly, the options that are listed for 2004, 2003 and 2002 consist of options granted in early 2005, 2004 and 2003, respectively.

(5)	The dollar amount shown reflects the fair market value of vested shares issued in each year, multiplied by the fair market value of the common shares on the grant date. These vested shares represent shares issued under the Company’s performance share grants, as further described in “Long-Term Incentive Plan Awards” below, based on the Company’s financial performance during the three calendar years following the date of grant. Fifty percent of the shares were vested upon issuance with the balance issued as restricted shares vesting equally over two years from the grant date. These restricted shares are reflected in the Restricted Share Awards column. The total number of vested shares awarded to each named executive in 2004, 2003 and 2002, respectively, were Mr. Duncan: 0, 0 and 0; Mr. Spector: 0, 30,048 and 37,575; Mr. Neithercut: 0, 8,537 and 15,750; Mr. George: 0, 8,451 and 13,500; and Mr. Tuomi: 0, 5,635 and 13,500.

(6)	Principally includes employer matching and profit-sharing contributions to the Company’s 401(k) Plan. This column also reflects $10,000 of premiums paid in 2002 for the purchase of split-dollar life insurance policies for Mr. Neithercut, Mr. George and Mr. Tuomi. While the executive is the owner of such policy, in the event of the executive’s death, the Company will receive from the death benefits all premiums paid by it on the executive’s behalf, plus 10% interest per annum on such premium payments for up to the first 10 years of such payments (collectively, “Company Premiums”), and the executive’s beneficiary will receive the balance of the death benefits. In addition, the executive is entitled to 50% of the cash surrender value of the policy at age 62, and 50% at age 65. Upon termination of employment prior to age 62, the executive must borrow against the policy or partially surrender the policy in an amount sufficient to repay the Company Premiums to the Company. The Company ceased making payment of premiums on these policies in 2003.

OPTION GRANTS FOR 2004

Name	Number of Options Granted (1)	% of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date	Grant Date Present Value(2)
Bruce W. Duncan	330,504	17.99%	$31.76	2/3/2015	$872,531
Gerald A. Spector	188,447	10.26	31.76	2/3/2015	497,500
David J. Neithercut	139,210	7.58	31.76	2/3/2015	367,514
Alan W. George	77,188	4.20	31.76	2/3/2015	203,776
Frederick C. Tuomi	66,290	3.61	31.76	2/3/2015	175,006

(1)	The options awarded on February 3, 2005 for services performed during 2004, were granted at an exercise price equal to the closing price of the common shares on the date of the grant. Options granted have a term of not more than ten years from the grant date and vest in equal installments over three years.

(2)	The estimated grant date present value of $2.64 per option has been calculated using the modified Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 6 years, a volatility of 18.2%, a risk-free interest rate of 3.81% and a dividend yield of 6.37%. The real value of these options depends on the actual performance of the Company’s common shares during the applicable period and on the date or dates when options are exercised. No gain to the optionee is possible without an increase in common share price, which would benefit all shareholders as well.

OPTION EXERCISES IN 2004
AND YEAR-END OPTION VALUES

	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise(1)
			Number of Unexercised Options at Dec. 31, 2004		Value of Unexercised Options at Dec. 31, 2004(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce W. Duncan	0	$0	87,847	409,798	$938,061	$3,485,141
Gerald A. Spector	272,487	2,809,391	640,038	411,686	6,183,651	3,836,040
David J. Neithercut	152,500	2,733,506	536,704	210,131	6,717,198	1,894,603
Alan W. George	171,972	1,394,598	176,050	152,563	1,700,524	1,374,988
Frederick C. Tuomi	165,000	1,752,786	263,994	129,550	2,605,081	1,197,653

(1)	Represents the market value of a common share on the exercise date less the exercise price of the option.

(2)	Represents the market value of a common share on December 31, 2004 ($36.18) less the option exercise price of in-the-money options.

LONG-TERM INCENTIVE PLAN AWARDS

     The table set forth below identifies the target number of performance share units awarded on February 3, 2005 for services performed during 2004. The executive officers have the opportunity to earn in common shares an amount as little as 0% to as much as 225% of the target number of performance share units. The owners of performance share units have no right to vote, receive dividends or transfer the units until common shares are issued in exchange for the units. The number of common shares the executive actually receives on the third anniversary of the grant date will depend on the excess, if any, by which the Company’s Average Annual Return (i.e., the average of the common share dividends declared during each year as a percentage of the common share price as of the first business day of January 2005 ($35.45), and the average percentage increase in funds from operations (“FFO”) for each calendar year on a per share basis over the prior year) for the three performance years exceeds the average of the 10-year Treasury Note interest rate as of the first business day in January of each performance year (the “T-Note Rate”).

If the Company’s Average Annual Return exceeds the T-Note Rate by:	less than 0.99%	1-1.99%	2%	3%	4%	5%	6%	greater than 7%

Then the executive will receive common shares equal to the target number of units times the following %:	0%	50%	100%	115%	135%	165%	190%	225%

     Fifty percent of the common shares to which an executive may be entitled under the performance share grants will vest, subject to the executive’s continued employment with the Company, on the third anniversary of the award (which will be the date the common shares are issued); twenty-five percent will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. The common shares will also fully vest upon the executive’s death, retirement after age 62, disability or upon a change in control of the Company.

LONG-TERM INCENTIVE PLAN AWARDS FOR 2004

Name	Number of Target Performance Share Units	Performance Period
Bruce W. Duncan	17,632	1-01-2005 – 12-31-2007
Gerald A. Spector	11,335	1-01-2005 – 12-31-2007
David J. Neithercut	8,816	1-01-2005 – 12-31-2007
Alan W. George	5,037	1-01-2005 – 12-31-2007
Frederick C. Tuomi	4,722	1-01-2005 – 12-31-2007

     Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation and the Audit Committee Report presented below as well as the Performance Graph following such reports shall not be incorporated by reference into any such future filings.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

     During 2004, the Compensation Committee of the Board consisted of the three independent trustees of the Company listed below. The Committee’s responsibilities, as more fully delineated in “Governance of the Company,” include overseeing the Company’s compensation programs and practices. The purpose of the Company’s executive compensation programs is to establish and maintain a performance and achievement oriented environment so that the interests of its executives are aligned with the interests of the Company’s shareholders.

     The Committee believes that the Company’s overall executive compensation is competitive with the real estate industry, including public real estate companies. The Committee further notes that third-party analysts have consistently pointed to the strength of the Company’s management team as a reason for their positive view of the Company and its future prospects. There are four major components of the Company’s executive compensation program: 1) annual base salary; 2) a short-term incentive of a cash bonus; 3) long-term incentives of restricted shares and share options and 4) performance share unit awards. In addition, the Company has established share ownership guidelines for its senior officers. Each of these components is further discussed below.

     Base Salary. The Company’s overall salary structure is reviewed annually, using compensation surveys of the real estate industry in general and public real estate companies in particular, as well as other public companies of similar size to the Company, to ensure that it remains competitive. Positions are classified on the basis of assigned responsibilities and on an evaluation of the latest survey information available, as to appropriate compensation levels. Individual base salaries are reviewed at least annually. Salary increases may be granted based on each executive’s performance as well as such executive’s position in the applicable salary range.

     Bonus. Annual cash bonuses are awarded based on the executive’s achievement of Company and individual performance goals and objectives, as well as a range of short-term incentive targets applicable to that executive. The Company’s overall bonus structure is also reviewed annually, taking into account data and general trends in the real estate industry and public real estate companies in particular.

     Restricted Share and Option Awards. The Committee recognizes that the interests of shareholders are also served by giving key employees the opportunity to participate in the appreciation of the Company’s common shares through the granting of options and/or restricted share awards. The Committee believes that over an extended period of time, share performance will, to a meaningful extent, reflect executive performance. Accordingly, such arrangements further reinforce management goals and incentives by aligning the interests of the Company’s key personnel with the interests of the Company and its shareholders. The options vest over a period of three years of continuous employment at a rate of one-third of such grant each year, thereby encouraging the retention of key employees who receive awards. The restricted shares vest in full upon completion of three years of continuous employment from the date of grant. The number of restricted shares or options awarded each executive was determined utilizing the executive compensation surveys mentioned above, an assessment of the executive officer’s achieved performance goals and objectives, and a range of long-term compensation targets applicable to that executive.

     Performance Share Unit Awards. The grant of performance share units is designed to focus the Company’s executive officers eligible under this plan on achieving a high level of financial performance (i.e., common share dividends and FFO growth), and to encourage them to continue their employment with the Company. Awards are made to executive officers on an annual basis by setting a target number of common shares for each executive with an approximate value of 10% of the executive officer’s total annual compensation. The executive will be eligible to receive from 0% to 225% of the target number of common shares, based on the Company’s Average Annual Return (as described above) during the three-year period following the award. The number of common shares an executive will receive will be fixed and determined and then issued to the executive on the third anniversary of the grant of the award. One-half of the shares issued will be vested immediately and one-fourth of the shares will vest on each of the first and second anniversaries of the grant date (being the fourth and fifth anniversaries of the date of the award).

     Share Ownership Guidelines for Senior Officers. In keeping with its belief that tying the financial interests of senior officers of the Company to those of the shareholders will result in enhanced shareholder value, the Board has established ownership guidelines for the senior officers of the Company. These guidelines provide that within three years of joining the Company, the following officers should own shares equal to the following respective multiple of their annual base salary:

•	Chief Executive Officer – 5x

•	Chief Operating Officer – 4x

•	Corporate Executive Vice Presidents – 3x

•	Property Management Executive Vice Presidents – 2x

•	Senior Vice Presidents – 1x

     Pay-for Performance. An important part of the Company’s commitment to a results-oriented culture is recognizing and rewarding our executives and employees based on their contributions to our success. It does this through its Equity Pay-for-Performance, a performance management program, which links incentive compensation to both individual and Company results for approximately 1,650 corporate and property-level employees. The program rates each participant’s achievement against financial objectives, and also non-financial objectives that support both our employee and customer service programs. In addition to aligning incentive pay with performance, the program is designed to make the Company’s performance expectations clear to employees and to measure and reward performance consistently across organizational lines. The performance data generated by the program also forms the basis for decisions that drive the Company’s career development and succession planning programs.

     Chief Executive Officer’s Compensation. The Committee meets annually, without the Chief Executive Officer present, to evaluate his performance and to determine his compensation. In considering Mr. Duncan’s compensation, the Committee considers his principal responsibilities, which are to provide our overall mission, vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain strong relationships with the overall investment and analyst community. In determining Mr. Duncan’s 2004 cash bonus and long-term incentive awards, the Committee reviewed the Company’s financial performance relative to comparable real estate companies, the Company’s overall performance and Mr. Duncan’s individual performance. Based on this process, in February 2005, the Committee awarded Mr. Duncan the compensation described in the Executive Compensation section of this Proxy Statement. The Committee believes Mr. Duncan’s total compensation for 2004 was reasonable and competitive.

Respectfully submitted,

Compensation Committee:

John W. Alexander, Chair James D. Harper, Jr. Sheli Z. Rosenberg

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2004 with respect to the Company’s common shares that may be issued under existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)(1)(2)	(b)(2)	(c)(3)
Equity compensation plans approved by shareholders	10,819,223	$25.48	22,454,562
Equity compensation plans not approved by shareholders	n/a	n/a	n/a

(1)	Amount shown includes 15,134 shares reserved for issuance upon exercise of outstanding options assumed by the Company as a result of mergers.

(2)	The amounts shown in columns (a) and (b) of the above table do not include 1,413,255 outstanding common shares (all of which are restricted and subject to vesting requirements) that were granted under the Company’s Fifth Amended and Restated 1993 Share Option and Share Award Plan (the “1993 Plan”) and the Company’s 2002 Share Incentive Plan, as amended (the “2002 Plan”) and outstanding common shares that have been purchased by employees and trustees under the Company’s ESPP.

(3)	Includes 17,683,625 common shares that may be issued under the 2002 Plan, of which only 25% may be in the form of restricted shares, and 4,770,937 common shares that may be sold to employees and trustees under the ESPP.

     The aggregate number of securities available for issuance (inclusive of restricted shares previously granted and outstanding and shares underlying outstanding options) under the 2002 Plan equals 7.5% of the Company’s outstanding common shares, calculated on a fully diluted basis, determined annually on the first day of each calendar year. On January 1, 2005, this amount equaled 23,069,873, of which 17,683,625 is available for future issuance.

AUDIT COMMITTEE REPORT

     During 2004, the Audit Committee of the Board consisted of the five trustees of the Company listed below, each of whom meets the independence and financial literacy requirements of the NYSE. In addition, the Board has determined that Mr. Atwood qualifies as an “audit committee financial expert” as defined by the SEC rules. No member of the Audit Committee is a current or former officer or employee of the Company, and no member serves on more than two other public company audit committees.

     The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2004, with the Company’s independent auditors and with the Company’s appropriate financial management personnel and internal auditors.

     The Audit Committee also discussed and reviewed with the Company’s independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”, Statement on Auditing Standards No. 99, “Consideration of Fraud in a Financial Statement Audit”, and the matters set forth in SEC Regulation S-X, as adopted to implement the Sarbanes-Oxley Act. The Audit Committee, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

     The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also determined that the provision of non-audit services by the Company’s independent auditors is compatible with maintaining the auditors’ independence.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

Respectfully submitted,

Audit Committee:

B. Joseph White, Chair John W. Alexander Charles L. Atwood James D. Harper, Jr. Boone A. Knox

TOTAL SHAREHOLDER RETURNS

PERFORMANCE GRAPH

     The following graph compares our shareholder return (assuming reinvestment of dividends) since December 31, 1999 with the S&P 500 Index and the index of equity REITs prepared by NAREIT. The graph assumes an investment of $100 in each of the Company and the two indexes on December 31, 1999. The NAREIT equity index includes all tax-qualified equity REITs listed on the NYSE, the American Stock Exchange and the Nasdaq Stock Market.

     The points on the graph represent the following numbers:

Year Ended:

Company/ Index	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04
EQR	$100	$139	$153	$139	$178	$231
NAREIT	100	126	144	149	205	270
S & P 500	100	91	80	62	80	89

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     Employment Contracts. The Company entered into an Employment Agreement with Mr. Duncan in January 2003 in connection with his appointment as Chief Executive Officer as of January 1, 2003. The term of the agreement was four years from January 1, 2003 until December 31, 2006. In March 2005, the Company entered into an Amended and Restated Employment Agreement (“Amended Agreement”) to reflect the changes required in view of Mr. Duncan’s planned retirement as President, Chief Executive Officer and Trustee on January 2, 2006. The Amended Agreement essentially treats Mr. Duncan’s retirement from the Company in January 2006 as a retirement effective as of December 31, 2006, the original termination date of his Employment Agreement.

     Under Mr. Duncan’s employment agreement, his target annual compensation was $6,330,000, comprised of a base annual salary of $750,000, a target cash bonus of $1,080,000 and a long-term incentive grant of $4,500,000 of options, restricted shares and performance shares. The “target” criteria for achievement of Mr. Duncan’s bonus and long-term incentive awards, as well as the allocation among options, restricted shares and performance shares, was determined using the same criteria utilized by the Compensation Committee for achievement of target bonuses and long-term incentive awards for the Company’s other senior executives. In accordance with the Company’s policy, Mr. Duncan will resign as Trustee upon the termination of his employment with the Company.

     The Amended Agreement provides that upon Mr. Duncan’s termination of employment on January 2, 2006 (unless his employment is terminated by the Company for cause or he resigns without good reason), he will receive the following benefits:

•	A $1,080,000 cash bonus and a long-term incentive grant of $4,500,000 of options, restricted shares and performance shares for services performed during 2005, each to be received on January 2, 2006. The real value of this long-term incentive grant depends on the actual future financial performance of the Company. In the event of Mr. Duncan’s death or disability prior to January 2, 2006, his cash bonus and long-term incentive grant would be prorated based on the number of days served in the calendar year.

•	All his outstanding options, restricted shares and performance shares granted for prior services during 2003 and 2004, including the grants made on January 2, 2006 for services performed during 2005, which would have vested on December 31, 2006 had Mr. Duncan left the Company at that time, vest in full on January 2, 2006. Mr. Duncan’s 2004, 2005 and 2006 performance shares vest at the greater of the 100% level or the performance level achieved through December 31, 2006 and his 2003 performance share grant will be valued at December 31, 2005 pursuant to its terms, which provide no minimum guarantee. Mr. Duncan has the balance of the 10-year option period to exercise any vested options.

•	A cash payment of $30,000 and a grant of 17,239 vested common shares and 42,614 vested stock options, each made on January 2, 2006.

•	Mr. Duncan’s Deferred Compensation Agreement will be amended as discussed below.

•	The Company will pay for Mr. Duncan’s medical and dental coverage through December 31, 2006.

•	Any benefits due Mr. Duncan are subject to his execution of a general release agreement with a two and one-half (2 ½) year non-competition and employee non-solicitation clause.

     The Company entered into an amendment to the 2003 Amended and Restated Compensation Agreement with Mr. Zell in February 2005 for services performed by Mr. Zell as Chairman of the Board for the calendar years 2004 and 2005, which entitles Mr. Zell to an annual long-term incentive grant of $3,250,000 of options and restricted shares. The real value of this long-term incentive grant depends on the actual future financial performance of the Company. Mr. Zell is responsible for his own business related expenses. Subject to Mr. Zell’s continuing service as the Company’s Chairman, his annual long-term incentive grant of $3,250,000 is allocated between options and restricted shares in the same ratio as approved by the Board for the annual long-term incentive grants to the Company’s executive officers, utilizing the same valuation criteria described below. The 2005 grant was allocated 25% to options and 75% to restricted shares. Accordingly, in February 2005, Mr. Zell was granted 307,770 options at an exercise price of $31.76 per share and 76,747 restricted shares for his contribution as Chairman of the Board during 2004. As of December 31, 2004, Mr. Zell held 247,578 restricted shares.

     The number of options granted is determined by dividing the dollar amount allocated to options by the fair market value of each option using the same valuation criteria utilized by the Company’s Compensation Committee in its annual employee option grants made as of the same date. The options are granted at the fair market value of the Company’s common shares at the date of grant, are granted for a period of ten years and vest over a period of three years at a rate of one third of such grant each year. The number of restricted shares granted is determined by dividing the dollar amount allocated to restricted shares by the closing price of common shares of the Company on the grant date. The restricted shares vest in full on the third anniversary of the grant date. Distributions are paid on these restricted shares at the same rate as on unrestricted common shares.

     The Company also entered into a Retirement Benefits Agreement with Mr. Zell in October 2001. The Retirement Benefits Agreement provides Mr. Zell with a cash retirement benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten-year period commencing on the termination date. Should Mr. Zell be terminated for cause, he would not be entitled to any such retirement benefit.

     Deferred Compensation Agreements. The Company has entered into Deferred Compensation Agreements with Mr. Duncan and Mr. Spector. These agreements provide Mr. Duncan and Mr. Spector with a salary benefit after the termination of their employment with the Company.

     The Amended Agreement, discussed above, amended Mr. Duncan’s January 2003 Deferred Compensation Agreement to treat his retirement from the Company in January 2006 as a retirement effective as of December 31, 2006. Upon Mr. Duncan’s retirement in January 2006 (or if his employment is otherwise terminated by the Company without cause or he resigns for good reason prior to that date), he will be entitled to receive an annual payment of deferred compensation for a ten-year period commencing at age 62 (August 15, 2013) equal to $375,000 (increased by a CPI Index from January 2003 through December 31, 2005). Should Mr. Duncan be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 2, 2006, he will not be entitled to any deferred compensation.

     Mr. Spector’s Deferred Compensation Agreement, entered into in 1996, as most recently amended in January 2002, provides Mr. Spector with a salary benefit after the termination of his employment with the Company. If Mr. Spector’s employment is terminated by the Company without cause, Mr. Spector resigns for good reason, or Mr. Spector resigns for any reason on or after January 1, 2009, he would be entitled to annual deferred compensation for a ten-year period commencing on the employment termination date in an amount equal to $550,000 (increased by a CPI Index from January

2002 through the employment termination date), multiplied by a percentage equal to 6.67% for each year Mr. Spector was employed by the Company since December 31, 1993, but not to exceed 100%. In the event Mr. Spector’s employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to the full annual amount of $550,000 (as increased by a CPI Index from January 2002 through the date of death, permanent disability or incapacity). Should Mr. Spector be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2009, he would not be entitled to any deferred compensation.

     Change in Control/Severance Agreements. The Company has Change in Control/Severance Agreements (the “Agreements”) with the persons named in the Summary Compensation Table and other key employees of the Company that become effective upon either a “Change in Control” or termination of employment within three years following the hiring of a new Chief Executive Officer. A Change in Control will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation. In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the Agreements) during the three-year period following either the effective date of the Change in Control or, for all executives other than the Chief Executive Officer, the hiring of a new Chief Executive Officer, he or she will be entitled to all accrued but unpaid compensation and benefits in a lump sum cash payment consisting of the employee’s base salary through the date of termination, and a severance payment equal to a multiple (ranging from 3.0 for the CEO to 2.0 for other executive officers) of the employee’s annual base salary plus the average of the employee’s annual bonus for the last three fiscal years. In addition, all options, restricted shares and performance shares immediately vest. The employee is also entitled to continued medical, dental, life and disability benefits for the remainder of the applicable time period. Several of the Company’s employment benefit plans also provide for enhanced employee benefits upon a “Change in Control” of the Company.

     Retirement Benefits Agreements. The Company has entered into Executive Retirement Benefits Agreements with the persons named in the Summary Compensation Table and other Executive Vice Presidents of the Company. These agreements provide that, if either the executive retires from the Company after reaching age 62 or is terminated as a result of a Change in Control, the executive will be eligible to receive health and life insurance benefits for the remainder of his or her life in the same amounts as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as any other active employee.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     The Compensation Committee members are John W. Alexander (Chair), James D. Harper, Jr. and Sheli Z. Rosenberg. No member of the Compensation Committee is a past or present officer or employee of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

•	The Company’s management company managed a multifamily residential community owned by an affiliate of Mr. Zell on terms equivalent to a third party transaction. The property management fees received from such affiliate were $229,453 for 2004.

•	During 2004, the Company reimbursed Mr. Spector in the amount of $317,829 for the actual operating costs (excluding acquisition costs) of operating his personal aircraft for himself and other employees on Company business.

•	The Operating Partnership leases its corporate headquarters from an entity controlled by Mr. Zell. Amounts incurred for such office space and related office facility services in 2004 were $1,882,139.

•	Since May 2003, the Operating Partnership has leased space in an office building in Augusta, Georgia indirectly owned by Michael N. Thompson, a former trustee who retired from the Company’s Board in May 2004. The Operating Partnership paid $152,400 in annual rent in 2004 for this space.

•	No executive officers are indebted to the Company as a result of Company loans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our trustees, executive officers and beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC and to send copies of those reports to us. Based on our review of those reports and on written representations of certain of those persons that they were not required to file certain of those reports, we believe that that no such person failed to file any such report or report any transaction on a timely basis during 2004, other than a late filing reflecting a sale of 5,300 common shares by the Evans Charitable Foundation, of which shares Mr. Evans had indirect beneficial ownership.

CONTACTING THE BOARD OR LEAD TRUSTEE

     The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Chicago, IL 60606, Attn: General Counsel and Secretary. All communications will be forwarded to our Lead Trustee.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

     In order to be considered for inclusion in the Company’s proxy statement for its 2006 Annual Meeting of Shareholders, shareholders must deliver proposals no later than December 12, 2005. In addition, the Company’s Bylaws currently provide that in order for a shareholder to propose business for consideration at an annual meeting of shareholders, written notice generally must be delivered to the Secretary of Equity Residential not later than the close of business on the 120th day, and not earlier than the close of business on the 150th day, prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. Accordingly, a shareholder proposal intended to be considered at the 2006 Annual Meeting generally must be received by the Secretary after the close of business on November 12, 2005, and prior to the close of business on December 12, 2005. Proposals should be mailed to the attention of the Secretary of Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606. A copy of the Bylaws may be obtained from Equity Residential’s Secretary by written request to the same address.

2004 ANNUAL REPORT

     Shareholders are concurrently being furnished with a copy of Equity Residential’s 2004 Annual Report and its audited financial statements at December 31, 2004. Additional copies of our Annual Report, financial statements and Form 10-K for the year ended December 31, 2004, as filed with the SEC, may be obtained without charge by contacting Equity Residential - Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606.

OTHER MATTERS

     The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

By Order of the Board of Trustees
Bruce C. Strohm, Executive Vice President, General Counsel and Secretary

Chicago, Illinois April 12, 2005

EQUITY RESIDENTIAL
TWO NORTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Equity Residential in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote the shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Equity Residential, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EQUITY	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY RESIDENTIAL

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

1.	Election of Trustees to the Board. Nominees for Trustees: (01) John W. Alexander (02) Charles L. Atwood (03) Bruce W. Duncan (04) Stephen O. Evans (05) James D. Harper, Jr. (06) Boone A. Knox	(07) Desiree G. Rogers (08) Sheli Z. Rosenberg (09) Gerald A. Spector (10) B. Joseph White (11) Samuel Zell		For All ¡	Withhold For All ¡	For All Except ¡	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

							For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005.						¡	¡	¡

In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted “FOR” each of the Proposals and otherwise in the discretion of the Representatives.

For address changes, please check this box and write them on the back where indicated			¡	Please indicate if you plan to attend this meeting.			¡	¡

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.				Please indicate if you wish to discontinue receipt of extra Annual Report.			¡	¡

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

EQUITY RESIDENTIAL
Two North Riverside Plaza
Chicago, Illinois 60606

Annual Meeting of Shareholders – May 26, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoint(s) BRUCE W. DUNCAN and BRUCE C. STROHM, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 1:00 p.m., local time, on May 26, 2005, at One North Franklin St., Third Floor, Chicago, Illinois, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy h eretofore given with respect to such common shares.

     You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If you do not mark any boxes, your proxy will be voted in accordance with the Board of Trustees’ recommendations, “FOR” each of the nominees for trustee and “FOR” the other proposal and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof. The Representatives cannot vote these shares unless you sign and return this card.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)